                                                                       EXHIBIT 9

                            NONCOMPETITION AGREEMENT

     This NONCOMPETITION AGREEMENT (the "Agreement"), dated the 11th day of December, 1997 by and between Voith Sulzer Paper Technology North America Inc., a Delaware corporation ("Voith") and Kenneth P. Ostrow (the "Executive").

                                   BACKGROUND

     Simultaneously with the execution hereof, Voith and Impact Systems, Inc. ("Impact") are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") which provides in part, that Voith and Voith Sulzer Acquisition Corp. will offer to purchase any and all of the shares of Common Stock of the Company pursuant to a cash tender offer (the "Tender Offer").

     Executive is an executive of Impact and has been actively involved in the development and marketing of Impact's products together with its present or future subsidiaries (collectively, "Impact"). Voith intends to continue the business of Impact after the Acceptance Date (as defined below), and integrate such business into Voith's ongoing business. To preserve and protect the assets of Impact, including Impact's goodwill, customers and trade secrets of which Executive has, and will, in his role as an employee of Voith, have knowledge, and to preserve and protect Voith's goodwill and business interests going forward, and in consideration for Voith's entering into and performing under the Merger Agreement, Executive has agreed to enter into this Agreement.

     Executive and Voith believe the limitations as to time, geographical area and scope of activity contained in this Agreement hereof are reasonably necessary to, and no greater than that required to, protect the goodwill and business interests purchased by Voith.

     1. Consideration. In consideration for Executive's performance pursuant to the terms and conditions of this Agreement, Voith shall (i) purchase any of the shares of Impact owned by Executive pursuant to the Merger Agreement and (ii) pay Executive $700,000 on the date the Merger contemplated by the Merger Agreement is consummated (the "Acceptance Date"); $432,000 on the first anniversary of the Acceptance Date and $467,000 on the second anniversary of the Acceptance Date.

     2. Noncompete. Executive agrees that during the period beginning on the Acceptance Date and continuing for five (5) years thereafter, he shall not enter into the employ of, or render services to, any firm, corporation, or organization in a capacity that gives him responsibility for that segment of such entity's business which derives more than ten percent (10%) of its annual revenues from sales of products which directly compete with products which were offered by Impact at the Acceptance Date.

     3. Geographic Area. The parties acknowledge that the business of Voith, Impact and their subsidiaries is international in scope. Accordingly, in order to secure Voith the benefits of the Merger, the parties agree that the geographical areas in which the restrictions provided for in this Agreement apply include all cities, counties and states of the United States of America. In addition, the parties agree that the geographical areas in which the restrictions provided for in this Agreement apply include all foreign nations outside the United States of America in which Voith, Impact or any of their subsidiaries has engaged in sales, or otherwise conducted business or selling efforts, at any time during the two (2) years prior to the Acceptance Date.

     4. Severability. The parties intend that the covenants contained in this Agreement be construed as a series of separate covenants, one for each county of each state of the United States and each nation. Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenants contained in this Agreement. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in this Agreement, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations, or the scope of these covenants, as permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

     5. Injunctions. Executive acknowledges that any breach of the covenants of this Agreement will result in immediate and irreparable injury to Voith and, accordingly, consents to the application of injunctive relief and such other equitable remedies for the benefit of Voith as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which Voith may be entitled hereunder, including, without limitation, monetary damages. Voith shall notify Executive of any purported breach of the Agreement and Executive shall have a reasonable period to cure such purported breach.

     6. Miscellaneous.

     (a) Notices. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 6(a):

     If to Voith:  Voith Sulzer Paper Technology North America, Inc.
                       200 N. Roemer Road
                       Appleton, WI 54913
                      Attn: Paul Bouthilet

     If to Executive, at Executive's address in the personnel records of Voith.

     (b) Amendments. This Agreement contains the entire agreement and supersedes and replaces all prior agreements between Voith and Executive or Impact and Executive concerning the subject matter hereof. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought.

     (c) Successors and Assigns. This Agreement will not be assignable by either Executive or Voith except that the rights and obligations of Voith under this Agreement may be assigned to a corporation which becomes the successor to Voith as the result of a merger or other corporate reorganization and which continues the business of Voith or any other subsidiary of Voith, provided that, in the case of a subsidiary, Voith guarantees the performance by such assignee of Voith's obligations hereunder.

     (d) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the law of California, as applied to agreements entered into, and to be performed entirely in such state, by residents of such state.

     (e) No Waiver. The failure of either party to insist on strict compliance with any of the terms of this Agreement in any instance or instances will not be deemed to be a waiver of any term of this Agreement or of that party's right to require strict compliance with the terms of this Agreement in any other instance.

     (f) Counterparts. This Agreement may be executed in counterparts which when taken together will constitute one instrument. Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

     (g) Legal Costs. In the event that Executive sues to enforce his rights under this Agreement, Voith shall pay Executive all costs to Executive of such litigation.

     (h) Termination. In the event the merger contemplated by the Merger Agreement is not consummated prior to the termination of the Merger Agreement, this Agreement shall terminate and no payments shall be due Executive hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          VOITH SULZER PAPER TECHNOLOGY
                                          NORTH AMERICA INC.

                                          By: /s/ R. RAY HALL

                                            ------------------------------------
                                            Title: Executive Vice President

                                          KENNETH P. OSTROW

                                          /s/ KENNETH P. OSTROW

                                          --------------------------------------
                                          (Signature)

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